Exhibit 10.16

DYNEX CAPITAL, INC.
2009 STOCK AND INCENTIVE PLAN

FORM OF
RESTRICTED STOCK AGREEMENT
FOR EXECUTIVE OFFICERS

This Restricted Stock Agreement (“Agreement”), which includes the attached Terms and Conditions, confirms the grant of restricted stock (the “Award”) by DYNEX CAPITAL, INC. (the “Company”), to <<name>> (“Employee”), under the Dynex Capital, Inc. 2009 Stock and Incentive Plan (the “Plan”) as follows:

Date of Grant:	<< grant date>> (“Award Date”)
Number of Shares:	<< number of shares>> shares (“Award Shares”)
Vesting:	<<insert vesting schedule>>, subject to the Terms and Conditions.
The Award is subject to the terms and conditions of the Plan and this Agreement, which includes the attached Terms and Conditions.

By signing below, the Company and Employee agree to the terms and conditions of this Agreement.

DYNEX CAPITAL, INC.	EMPLOYEE

<< name>>	<< name>>
<<title>>

Date	Date

TERMS AND CONDITIONS

The following terms and conditions apply to the Award of restricted stock granted to Employee by the Company as specified on the preceding page (the “Summary Page”), which is an integral part of this Agreement.

1.Award of Shares.  Under the terms of the Plan, the Committee has granted to Employee the Award of restricted stock, effective on the Award Date.

2.Period of Restriction and Vesting in the Award Shares.

(a)
Subject to earlier vesting or forfeiture as provided below, the period of restriction (the “Period of Restriction”) applicable to [Use for Installment Vesting Only: each portion of] the Award Shares is the period from the Award Date through the date[s] provided on the Summary Page, provided Employee remains employed with the Company or any Related Entity through such date.

(b)
Except as contemplated in Paragraph 2(c), the Award Shares, and the rights and privileges conferred hereby, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process, during the Period of Restriction.  Except as otherwise provided pursuant to Paragraph 2(c), the Award Shares as determined pursuant to Paragraph 2(a) shall become freely transferable by Employee as of the last day of the [Use for Installment Vesting Only: relevant] Period of Restriction.

(c)
Subject to earlier forfeiture as provided in Paragraph 6 below, in the event a Vesting Acceleration Event occurs while Employee is an employee of the Company or a Related Entity and prior to the end of the Period of Restriction [Use for Installment Vesting Only: applicable to any portion of the Award Shares], immediate vesting shall occur and the Period of Restriction shall end for [Use for Installment Vesting Only: such portion of] the Award Shares, and the Award Shares shall be free of restrictions and freely transferable on the date of such Vesting Acceleration Event.

(d)	The following terms have the following meanings for purposes hereof:

(i)
“Cause” shall have the meaning set forth in any written employment or severance agreement between the Employee and the Company in effect at the time of the termination (the “Employment Agreement”) or, if none, shall mean(A)  the continued failure of Employee to perform substantially Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), if, within 30 days of receiving a written demand for substantial performance from the Board, Chief Executive Officer, President, or Chief Operating Officer of the Company which specifically identifies the manner in which Employee has not substantially performed his duties, Employee shall have failed to cure such performance or to take measures to cure the performance, or (B)  the engaging by Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

(ii)
“Vesting Acceleration Event” shall mean the occurrence of a Change in Control (as defined in the Plan), the Employee’s termination of employment due to becoming “disabled” (as defined in the Employment Agreement or, if none, for purposes of Section 22(e)(3) of the Internal Revenue Code), the Employee’s death, the Employee’s retirement, with the consent of the Committee or its delegate, at or after age sixty-five (65) where there is no Cause (as defined herein) for the Company to terminate theEmployee’s employment, the termination of the Employee’s employment with the Company and any Related Entity by the Company other than for Cause (as defined herein), the termination of the Employee’s employment with the Company and any Related Entity by the Employee for “good reason” (as defined in the Employment Agreement) but only if the Employee has an Employment Agreement that is in effect at the time of termination and the Employment Agreement defines the term “good reason”.

3.Stock Certificates.

(a)
The Company shall issue the Award Shares either: (i) in certificate form, or (ii) in book-entry form, registered in the name of Employee with notations as to any restrictions on transfer imposed under this Agreement.

(b)
Any certificates representing [Use for Installment Vesting Only: any of] the Award Shares shall be held by the Company until the Period of Restriction with respect to [Use for Installment Vesting Only: any of] the Award Shares lapses or until the Award Shares are forfeited hereunder.  During the Period of Restriction, any Award Shares issued in book-entry form shall be subject to the following legend and any certificates representing the Award Shares shall bear the following legend:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in the Dynex Capital, Inc. 2009 Stock and Incentive Plan and in a Restricted Stock Agreement dated <<grant date>>.  A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Dynex Capital, Inc.

(c)
Promptly after the Period of Restriction lapses for any of the Award Shares, the Company shall either remove the relevant notations for such Award Shares issued in book-entry form or deliver to Employee a certificate(s) evidencing the number of Award Shares as to which the Period of Restriction has lapsed.

(d)
By execution of this Agreement (which shall constitute the Stock Power contemplated in the Plan), Employee hereby appoints the Secretary of the Company, with full power of substitution, as Employee’s attorney in fact with power and authority in the name and on behalf of Employee to take any action and execute all documents and instruments, including without limitation stock powers, which may be necessary to transfer any forfeited Award Shares (or shares otherwise reacquired or withheld by the Company hereunder), to the Company as may be required pursuant to the Plan or this Agreement.

4.Voting Rights.  During the Period of Restriction, Employee may exercise full voting rights with respect to all of the Award Shares.

5.Dividends and Other Distributions.  During the Period of Restriction, all dividends and other distributions paid with respect to the Award Shares in the Company’s Common Stock or other securities of the Company shall be registered in the name of Employee and held by the Company until payable or forfeited pursuant hereto.  Such stock dividends and other stock distributions shall be subject to the same restrictions on transferability, forfeiture, and vesting as the Award Shares with respect to which they were paid and shall, to the extent vested, be paid when and to the extent the underlying Award Shares are vested and freed of restrictions.  Dividends paid in cash shall be paid to Employee at the same time as they are paid to other shareholders of the Company and shall not be subject to any restrictions under this Agreement.

6.Forfeiture on Termination of Employment. If Employee’s employment with the Company and any Related Entities terminates for any reason prior to the end of the Period of Restriction and Paragraph 2(c) does not apply or has not applied [Use for Installment Vesting Only: for any portion of the Award Shares], then any Award Shares subject to restrictions at the date of such termination of Employee’s employment shall be forfeited to the Company immediately upon such termination.  For purposes of this Agreement, transfer of employment among the Company and any Related Entities shall not be considered a termination of employment.  The Committee shall have absolute discretion, subject to applicable law, to determine whether a termination of Employee’s employment or authorized leave of absence or absence due to military or government service is to be considered as retirement for purposes of this Agreement and whether an authorized leave of absence or absence due to military or government service shall constitute a termination of employment for purposes of this Agreement.

7.Withholding Taxes.  The Company, or any Related Entity, shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Award Shares.  The Committee may require Employee or any successor in interest to pay or reimburse the Company, or any Related Entity, for any such taxes required to be withheld by the Company, or any Related Entity, and to withhold any distribution in whole or in part until the Company, or any Related Entity, is so paid or reimbursed.  In lieu thereof, the Company, or any Related Entity, shall have the right to withhold from any other cash amounts due or to become due from the Company, or any Related Entity, to or with respect to Employee an amount equal to such taxes required to be withheld by the Company, or any Related Entity, to pay or reimburse the Company, or any Related Entity, for any such taxes or to retain and withhold a number of shares of the Company’s Common Stock having a market value not less than the amount of such taxes and cancel any such shares so withheld in order to pay or reimburse the Company, or any Related Entity, for any such taxes.  Employee or any successor in interest is authorized to deliver shares of the Company’s Common Stock in satisfaction of minimum statutorily required tax withholding obligations.

8.Plan.  This Award is granted pursuant to the Plan and is subject to the terms thereof.  A copy of the Plan has been provided to the Employee, and the Employee acknowledges receipt thereof.

9.Notices.  Any notice to the Company required under or relating to this Agreement shall be in writing (which may be an electronic writing) and addressed to:

Dynex Capital, Inc.
4991 Lake Brook Drive, Suite 100
Glen Allen, VA 23060
Attention:  Secretary

Any notice to the Employee required under or relating to this Agreement shall be in writing (which may be an electronic writing) and addressed to the Employee at his or her address as it appears on the records of the Company.

10.Construction and Capitalized Terms.  This Agreement shall be administered, interpreted and construed in accordance with the applicable provisions of the Plan.  Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.